UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number of issuing entity: 333-139817-08



  GS Mortgage Securities Corp.
  (Exact name of registrant as specified in its charter)



    GS Mortgage Securities Corp.
    85 Broad Street
    New York, New York 10004
    (212) 902-1000



    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

  GSAA Home Equity Trust 2007-5,
  Asset-Backed Certificates, Series 2007-5



  1AV1

  1AF2A

  1AF2B

  1AF3A

  1AF3B

  1AF4A

  1AF4B

  1AF5A

  1AF5B

  1AF6

  1AF7A

  1AF7B

  1M1

  1M2

  1M3

  1M4

  1M5

  1M6

  1B1

  1B2

  1B3

  1R

  1RC

  1RX

  2A1A

  2A1B

  2A2A

  2A2B

  2A3A

  2A3B

  2M1

  2M2

  2M3

  2M4

  2M5

  2M6

  2B1

  2B2

  2B3

  2R

  2RC

  2RX

  (Title of each class of securities covered by this Form)

    None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



    Rule 12g-4(a)(1)(i)            / /

    Rule 12g-4(a)(1)(ii)           / /

    Rule 12g-4(a)(2)(i)            / /

    Rule 12g-4(a)(2)(ii)           / /

    Rule 12h-3(b)(1)(i)            / /

    Rule 12h-3(b)(1)(ii)           / /

    Rule 12h-3(b)(2)(i)            / /

    Rule 12h-3(b)(2)(ii)           / /

    Rule 15d-6                     /X/


  Approximate number of holders of record as of the certification or notice date:
                        27


  Pursuant to the requirements of the Securities Exchange Act of 1934,

    GS Mortgage Securities Corp.

  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: January 29, 2008
  By: /s/ Julie Eichler
  Julie Eichler, Officer




  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.